Exhibit 10.1

AMENDMENT TO

PATINA OIL & GAS CORPORATION

1996 EMPLOYEE STOCK OPTION PLAN

This Amendment (the “Amendment”) to the Patina Oil & Gas Corporation 1996 Employee Stock Option Plan (the “Plan”) is adopted as of September 14, 2004 by the Board of Directors (the “Board”) of Patina Oil & Gas Corporation (the “Company”).

RECITALS

WHEREAS, the Board has determined that it is desirable and in the best interests of the Company to amend the Plan to provide that the gain from the exercise of stock options granted under the Plan may be deferred by the optionee subject to the terms of the Amended & Restated Patina Oil & Gas Corporation Deferred Compensation Plan for Select Employees (the “DCP”); and

WHEREAS, Section 9 of the Plan provides that the Plan may be amended by the Board.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended as follows:

1. A new section 6.13 is hereby added to the Plan to read as follows:

6.13 Deferrals. Notwithstanding any other provision of the Plan to the contrary, the Committee may permit or require a Holder to defer such Holder’s receipt of the shares of Stock that would otherwise be due to such Holder by virtue of the exercise of an Option. If any such deferral election is permitted or required, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. Such deferral may be accomplished under the Company’s Amended and Restated Deferred Compensation Plan for Select Employees or pursuant to terms and conditions contained in the relevant Option Agreement. The Company may, but is not obligated to, contribute the shares of Stock that would otherwise be issuable pursuant to the exercise of the Option to a rabbi trust. Shares issued to a rabbi trust pursuant to this Section 6.13 may ultimately be issued to the Holder in accordance with the terms of the DCP or the Option Agreement. In addition, Shares that would otherwise be issued to the Holder at the time the Option is exercised but for a proper deferral under this Section 6.13 and are distributed from the DCP to the Holder shall be charged against the total number of shares of Stock reserved under Section 2.1 of the Plan.

2. All capitalized terms used herein shall have the meanings assigned to them in the Plan.

3. Except as expressly amended hereby, the Plan remains in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by the undersigned, a duly authorized officer of the Company, as of September 14, 2004.

Patina Oil & Gas Corporation

By:	/s/ Michael N. Stefanoudakis
Name:	Michael N. Stefanoudakis
Title:	Vice President and General Counsel